For more information, contact:
                            Michael S. Patterson, Chairman, President and CEO or Debra L. Lee, Chief Financial Officer, Triangle Bank
                                                    at (919) 881-0455 in Raleigh
              or, John A. Barker, President and CEO, United Federal Savings Bank
                                                at (919) 446-9191 in Rocky Mount


FOR IMMEDIATE RELEASE:                                             March 4, 1998

                TRIANGLE BANCORP AND UNITED FEDERAL SAVINGS BANK
                ANNOUNCE EXECUTION OF DEFINITIVE MERGER AGREEMENT

     RALEIGH, NC . . . Triangle Bancorp, Inc. (Triangle) and United Federal Savings Bank (United) have executed a definitive merger agreement, announced Michael S. Patterson, chairman, president and CEO of Triangle. This completes the first phase of the merger, under the terms of which United Federal Savings Bank will be merged into Triangle's wholly-owned subsidiary, Triangle Bank. The transaction will be a tax-free stock for stock exchange of .63 shares of Triangle common stock for each share of United common stock, subject to adjustment as provided in the merger agreement.

     As of December 31, 1997, Triangle, headquartered in Raleigh, reported total assets of $1.6 billion, while United, headquartered in Rocky Mount, NC, reported total assets of $304 million.

     In a statement following the signing of the agreement, Mr. Patterson said, "We are pleased with the opportunity this merger gives us to expand our presence in several key markets and to enter four markets we do not serve at this time. We look forward to working with the staff of United to make this merger a success for everyone, especially the customers and communities served by both organizations."

     According to John A. Barker, president and CEO of United, "We are pleased to have moved to the next step in this transaction. Our customers can look forward to a broader range of banking services, as well as additional offices to serve their needs. And, our stockholders will benefit from owning shares in a company which is listed on the New York Stock Exchange."

     It is anticipated that the completion of the merger will take place during the third quarter of 1998, subject to approval by the stockholders of United, as well as applicable regulatory agencies.

     Triangle is the holding company for Triangle Bank, which operates 56 offices in the Triangle area and across North Carolina; Bank of Mecklenburg, which serves the Charlotte market through 3 offices; and Coastal Leasing, an equipment leasing company headquartered in Greenville, NC. Triangle also has signed a definitive merger agreement to acquire Guaranty State Bank, a $104 million bank headquartered in Durham, NC. Pending approval by Guaranty's stockholders and applicable regulatory authorities, this merger should be completed during the second quarter of 1998.

                                      ###


NYSE Symbol -- TGL
www.trianglebank.com